January 18, 2007
Principal Life Insurance Company
711 High Street
Des Moines, Iowa 50392
Principal Financial Group, Inc.
711 High Street
Des Moines, Iowa 50392
     Re: Principal Life Income Fundings Trusts — Principal® Life Core Notes® Program
Ladies and Gentlemen:
     I am Senior Vice President and Deputy General Counsel of Principal Life Insurance Company (“Principal Life”). I or other attorneys in the Law Department of Principal Life, under my supervision, have reviewed the documents relating to the establishment of a program pursuant to which newly formed common law trusts formed under the laws of the State of New York will issue notes, with each trust’s notes to be secured by a funding agreement (in the form filed as an exhibit to the Registration Statement (as defined below)) to be entered into between Principal Life and the relevant Trust, and a guarantee issued by Principal Financial Group, Inc. (“PFG”) which fully and unconditionally guarantees the payment obligations of Principal Life. Principal Life and PFG filed a Registration Statement on Form S-3 (File Nos. 333-129763 and 333-129763-01) with the Securities and Exchange Commission (the “Commission”) on November 16, 2005, as amended by Amendment No. 1 filed with the Commission on December 22, 2005, Amendment No. 2 filed with the Commission on January 25, 2006, Amendment No. 3 filed with the Commission on February 14, 2006 and Amendment No. 4 filed with the Commission on February 14, 2006 (the “Registration Statement”), under the Securities Act of 1933, as amended, including a prospectus relating to the notes, a prospectus supplement relating to secured medium-term notes to be issued by the trusts, a prospectus supplement relating to Principal® Life Core Notes® to be issued by the trusts and a prospectus supplement relating to secured medium-term retail notes to be issued by the trusts. This opinion letter is delivered to you in connection with the issuance by Principal Life Income Fundings Trust 2007-3 (the “Trust”) of $2,120,000.00 aggregate principal amount of the Trust’s 5.25% Principal® Life Core Notes® due 2013 (the “Notes”) and the delivery of Funding Agreement No. 5-19336 by Principal Life (the “Funding Agreement”).

     I or other attorneys in the Law Department of Principal Life have also examined such other records, documents, certificates and other instruments that were necessary or appropriate to enable me to render the opinion expressed below. In rendering the opinion expressed below, I have assumed the due authorization, execution and delivery of the Funding Agreement by the parties thereto, other than as to the authorization, execution and delivery by Principal Life.
     On the basis of and subject to the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, I am of the opinion that:
1.	The Funding Agreement constitutes the valid and binding obligation of Principal Life enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     I express no opinion herein other than as to the law of the State of Iowa. This opinion is rendered as of the date hereof and I assume no obligation to update or supplement this letter to reflect any circumstances which may hereafter come to my attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.
     I hereby consent to the filing of this letter as an exhibit to the Current Report on Form 8-K filed by Principal Life in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Nora M. Everett
Senior Vice President and Deputy General Counsel

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